EXHIBIT 10.1

PRIMEDIA INC.

1992 STOCK PURCHASE AND OPTION PLAN

RESTRICTED STOCK AWARD AGREEMENT FOR EMPLOYEES

No. of Shares

of Restricted Stock: _______

THIS RESTRICTED STOCK AWARD AGREEMENT FOR EMPLOYEES (this “Agreement”), dated as of the ______ day of June, 2008, between PRIMEDIA Inc., a Delaware corporation (the “Corporation”), and __________________________________ (the “Participant”), is made pursuant and subject to the provisions of the Corporation’s 1992 Stock Purchase and Option Plan, as amended (the “Plan”). All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.

Grant of Restricted Stock. Pursuant to the Plan, the Corporation, on June __, 2008 (the “Date of Grant”), granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, an award of _________________ shares of the common stock, par value $0.01 per share (“Common Stock”). This award hereinafter is referred to as the “Restricted Stock.”

2.	Restrictions. Except as otherwise provided in this Agreement, the shares of Restricted Stock are nontransferable and subject to a substantial risk of forfeiture.
3.

Shareholder Rights. Before the shares of Restricted Stock become transferable and nonforfeitable (“Vested”), the Participant will not have any of the rights of a holder of Common Stock in the shares of Restricted Stock, including without limitation, the right to vote the shares of Restricted Stock and to receive dividends and distributions thereon. During the period before the Restricted Stock becomes Vested, the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of shares of Restricted Stock, which shall remain subject to a substantial risk of forfeiture and nontransferable as described in this Agreement.

4.

Vesting. The Participant’s interest in the shares of Restricted Stock shall become Vested as set forth on Exhibit A attached hereto. If the Participant ceases to be employed by the Corporation or any Subsidiary for any reason (except as may be provided on Exhibit A), all shares of Restricted Stock that are not then Vested shall be forfeited, without any payment whatsoever to the Participant.

5.

Stock Power. With respect to any shares of Restricted Stock forfeited under this Agreement, the Participant does hereby irrevocably constitute and appoint the Secretary of the Corporation or any successor Secretary of the Corporation (the “Secretary”) as his or her attorney to transfer the forfeited shares on the books of the Corporation with full power of substitution in the premises. The Secretary shall use the authority granted in this paragraph to cancel any shares of Restricted Stock that are forfeited under this Agreement.

6.

Additional Restrictions. Except as otherwise provided on Exhibit A, the Participant can only become Vested in the shares of Restricted Stock during the Participant’s lifetime. Neither this grant of Restricted Stock nor the Participant’s right or interest in any shares of Restricted Stock shall be liable for, or subject to, any lien, obligation or liability of the Participant.

7.

Custody of Certificates. Until the shares of Restricted Stock become Vested, in lieu of issuing certificates for such shares, the Corporation may reflect on its books and records the issuance of the shares. If stock certificates evidencing the shares of Restricted Stock are issued before the Restricted Stock becomes Vested, the Corporation shall retain custody of the stock certificates evidencing the shares of Restricted Stock. Within ten (10) days after shares of Restricted Stock become Vested, the Corporation will deliver to the Participant the stock certificates evidencing the shares of Restricted Stock that have become Vested.

8.

Agreement to Terms of the Plan and Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.

9.

Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share, such fractional share shall be rounded down to the nearest whole share.

10.

Change in Capital Structure. The terms of the Restricted Stock shall be adjusted in accordance with the terms and conditions of the Plan as the Committee determines is equitably required in the event the Corporation effects one or more stock dividends or consolidations of Common Stock, or engages in any reorganizations, recapitalizations, spin-offs, mergers or other similar changes in capitalization described in the Plan.

11.

Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to the Restricted Stock, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Corporation:	PRIMEDIA Inc.

3585 Engineering Drive

Norcross, Georgia 30092

Attn: General Counsel

If to the Participant:

12.

No Right to Continued Employment. Neither this Agreement nor the Restricted Stock confers upon the Participant any right with respect to continued employment by the Corporation or any Subsidiary, nor shall it interfere in any way with the right of the

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Corporation or any Subsidiary to terminate the Participant’s employment at any time without assigning a reason therefor.

13.

Impact on Other Plans and Arrangements. The determination of whether the value of the Restricted Stock will be included or excluded in calculating any severance, resignation, redundancy, end of service payments, bonuses or long-service awards, any payments or benefits under any pension or retirement plans or any other compensation or benefits will be based on the terms of the applicable plan, program or arrangement. If such plan, program or arrangement would not otherwise require the inclusion of the shares of Restricted Stock in such calculation, then the shares of Restricted Stock shall be excluded from such calculation.

14.

Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, transferees and personal representatives of the Participant and the successors of the Corporation.

15.

Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

16.	Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws provisions, except to the extent federal law applies.
17.

Securities Laws. The Restricted Stock shall be subject to all applicable securities and other applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required. Appropriate legends may be placed on the certificates evidencing the Restricted Stock.

18.

Tax Consequences and Section 409A. The Participant acknowledges that there may be tax consequences upon the vesting of the Restricted Stock and that the Participant should consult a tax advisor. The Restricted Stock is intended to be exempt from the requirements of Section 409A of the Code. Notwithstanding the preceding, the Corporation and its Subsidiaries shall not be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that this Agreement is subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code.

19.

Withholding Obligations. At the applicable time, the Participant shall remit to the Corporation amounts sufficient to satisfy any federal, state or local withholding tax requirements and, in all cases, before the delivery of any certificate or certificates for such shares of Restricted Stock. Such payment shall be made in the form of cash or cash equivalent acceptable to the Committee or by delivery of shares of Common Stock that the Participant already owns and, to the extent necessary to avoid adverse accounting consequences, has owned for at least six months or by withholding from the number of shares of Restricted Stock otherwise having become Vested hereunder, a number of shares with a Fair Market Value equal to the withholding liability (but no more than the minimum required withholding). In addition, the Committee may, in its sole discretion, to

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the extent permitted by applicable law, allow such withholding obligation to be satisfied by any other method described in the Plan.

20.

Amendment or Termination. This Agreement may be amended or terminated at any time by the mutual agreement and written consent of the Participant and the Corporation, but only to the extent permitted under the Plan.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his or her signature hereto.

CORPORATION:

PRIMEDIA INC.

By:

Name:

Title:

PARTICIPANT:

Participant

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EXHIBIT A

Vesting Provisions

Except as otherwise provided in the Agreement, the Participant’s interest in the shares of Restricted Stock shall become Vested as set forth below.

Performance Based Vesting

The Restricted Stock shall become Vested with respect to the number of shares of Restricted Stock set forth below with respect to the applicable calendar year; provided that, for such calendar year, (a) the Participant remains continuously employed by the Corporation or any Subsidiary from the Date of Grant through the determination by the Committee of the Corporation’s EBITDA (as defined below) for the applicable calendar year and (b) the Corporation’s EBITDA for the calendar year equals or exceeds the targeted EBITDA (as defined below) for such year. For calendar year 2008, “targeted EBITDA” and “EBITDA” have the same meanings given to such terms for purposes of the Corporation’s Executive Incentive Compensation Plan for the calendar year 2008. For calendar years 2009 and 2010, “targeted EBITDA” means the targeted EBITDA established by the Committee for each such calendar year and “EBITDA” means the Corporation’s earnings before taxes, interest, depreciation and amortization for each such year, as reported in the Corporation’s financial statements, with such adjustments as the Committee deems appropriate in its sole discretion. Notwithstanding the foregoing, if the Corporation’s EBITDA for a calendar year does not meet or exceed targeted EBITDA for such year, but EBITDA for such year is ninety percent (90%) or more of such targeted EBITDA, then the Restricted Stock award for such year shall become Vested, subject to provisions of (a) above, with respect to that number of shares applicable to the calendar year multiplied by the percentage that equals the sum of (i) fifty percent (50%) plus (ii) the product of that percentage determined by dividing the amount of EBITDA that exceeds ninety percent (90%) of targeted EBITDA by ten percent (10%) of targeted EBITDA for the year multiplied by fifty percent (50%). Notwithstanding the foregoing, if EBITDA for the applicable year is below ninety percent (90%) of targeted EBITDA for the year, none of the shares of Restricted Stock for such year shall become Vested. The targeted EBITDA and shares of Restricted Stock for each year is as follows:

Calendar Year	Target EBITDA	Number of Shares
2008
2009
2010

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Accelerated Vesting

Accelerated Vesting on Death or Disability

Notwithstanding the foregoing, one-hundred percent (100%) of the shares of Restricted Stock still available for Vesting (not counting shares of Restricted Stock for prior years which did not become Vested because of the failure to meet the applicable EDITDA targets) shall become Vested if the Participant dies or becomes Disabled while still employed by the Corporation or any Subsidiary. For purposes of this Agreement, “Disabled” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months. The Committee, in its sole discretion, shall determine whether the Participant is Disabled for purposes of this Agreement.

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